January 17, 2013

Citigroup Inc.
153 E. 53rd Street, 6th Floor
New York, New York 10043

Ladies and Gentlemen:

Citigroup Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-172562) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, debt securities of the Company.  Such securities include, among other securities, the Company’s Medium-Term Senior Notes, Series H (the “Securities”), to be issued from time to time pursuant to the senior debt indenture dated as of March 15, 1987 between the Company (as successor to Primerica Corporation) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee.

If a pricing supplement relating to the offer and sale of any particular Security or Securities is prepared and filed by the Company with the Commission on this date or a future date and the pricing supplement contains a reference to me and my opinion substantially in the form set forth below, I consent to the reference to me and my opinion in substantially such form:

“In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of  Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.”

In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/Michael J. Tarpley Michael J. Tarpley Associate General Counsel—Capital Markets